Exhibit 99.4

POWER OF ATTORNEY

Reference is hereby made to the Form CB and such amendments thereto proposed to be furnished by Adevinta ASA (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) as may be necessary or advisable in connection with the proposed share collapse and rights issue by the Company (the “Form CB”). In connection with such Form CB, the Company will file a Form F-X to appoint an agent for service of process in the United States (the “Form F-X”).

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Jeremy Briscombe, General Counsel of the Company, as his true and lawful attorney-in-fact and agent with full and several power of substitution, for and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Form CB or Form F-X, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall continue in full force and effect for a period of three (3) years from the date hereof.

Date: October 1, 2019
By:	/s/ Rolv Erik Ryssdal
Name: Rolv Erik Ryssdal
Title: Chief Executive Officer, Adevinta ASA